Exhibit 99.1

Worthington Reports Record First Quarter Results

Earnings Per Share More Than Triples

COLUMBUS, Ohio--(BUSINESS WIRE)--Worthington Industries, Inc. (NYSE: WOR) today reported results for the three months ended August 31, 2008.

(U.S. dollars in millions, except per share data)

	1Q2009	4Q2008	1Q2008

Net sales	$ 913.2	$ 868.9	$ 759.0
Operating income	79.7	56.5	20.0
Equity income	25.0	21.9	15.0
Net earnings	68.6	53.9	20.2
Earnings per share	$ 0.86	$ 0.68	$ 0.24

EBITDA(a)	$ 120.6	$ 92.6	$ 49.6

(a) Earnings before interest, taxes, depreciation and amortization. See reconciliation on consolidated statement of earnings.

First Quarter 2009 Highlights

  Quarterly net sales and net earnings were the highest in company history, despite volume declines.
  Quarterly net sales and operating income in the Steel Processing segment were a record $459.9 million and $44.4 million, respectively.
  The Metal Framing segment reported a second consecutive quarter of significant operating income totaling $21.0 million.
  Quarterly net sales and operating income in the Pressure Cylinders segment represented a first quarter record of $148.4 million and $18.7 million, respectively.
  Equity income from eight unconsolidated joint ventures totaled $25.0 million led by record quarterly earnings at Worthington Armstrong Venture (WAVE) and the addition of the new Serviacero Worthington joint venture in Mexico.

  Cash dividends received from joint ventures totaled $14.5 million for the quarter.
  Cash provided by operating activities was $22.3 million for the first quarter of fiscal 2009. Capital expenditures were $14.8 million for the same period.
  Dividends paid to shareholders totaled $13.5 million for the quarter. Based on the quarter-end stock price, the dividend yielded a 3.9% annualized return.
  The ratio of total debt to capitalization was 32.5% at quarter end, compared to 30.1% at the last fiscal year end.
  The June 2, 2008, acquisition of Sharon Stairs, a manufacturer of steel egress stair systems contributed $5.5 million in sales to the Construction Services segment in Other.

Consolidated Results

For the first quarter, net sales were $913.2 million, compared to $759.0 million for the first quarter of fiscal 2008, an increase of 20%. First quarter net earnings of $68.6 million, or $0.86 per diluted share, rose 240% from first quarter 2008 net earnings of $20.2 million, or $0.24 per diluted share.

Operating income for the first quarter included $8.8 million in pre-tax restructuring charges, primarily related to previously announced plant closures in the Metal Framing segment and professional fees in Other. These charges had a negative impact of $0.08 on reported earnings per share. Results for the prior year period included $4.4 million in restructuring charges which had a negative impact of $0.03 on earnings per share.

“We are pleased with our excellent first quarter which resulted in the best quarterly sales and earnings in the company’s history,” said John McConnell, Chairman and CEO. “While we benefited from a rising price environment, we have also been very focused on reducing costs, maximizing asset utilization and driving improvements in our operations. Unfortunately, the record quarterly sales and net earnings are not sustainable given current market conditions, particularly in the Steel Processing and Metal Framing business segments.” McConnell added, “That’s why we remain aggressive in our efforts with the Transformation Plan to create more opportunities for margin enhancement, restructuring, if necessary, developing new customers, and improving the supply chain. We also applaud the continued strong results in our Pressure Cylinders segment, and congratulate them on their efforts, along with the significant contributions this quarter from our joint ventures, WAVE and Serviacero Worthington.”

Quarterly Segment Results

In the Steel Processing segment, quarterly net sales rose 29%, or $104.1 million, to $459.9 million from $355.9 million in the comparable quarter of fiscal 2008. The increase in net sales was the result of higher average pricing (up 40%) partially offset by lower volumes (down 7%) relative to the prior year. Operating income increased because of a much wider spread between average selling prices and material costs compared to the first quarter of fiscal 2008. In the Metal Framing segment, net sales increased 18%, or $34.9 million, to $232.9 million from $198.1 million in the comparable quarter of fiscal 2008. Average selling prices rose 35%, more than offsetting an overall volume decrease of 13%. The wider spread between selling prices and material costs resulted in much improved profitability for the quarter.

In the Pressure Cylinders segment, net sales increased 9%, or $11.8 million, to $148.4 million from $136.6 million in the comparable quarter of fiscal 2008. The increase in net sales was primarily the result of higher volumes (up 5%), especially in the 16 ounce camping gas product line sold in North America. With selling prices keeping pace with rising material costs, the higher volumes translated to an increase in operating income from the prior year.

Worthington’s joint ventures added significantly to first quarter results, as equity income from the eight unconsolidated affiliates rose 67%, totaling a record $25.0 million for the quarter, compared to $15.0 million in the year ago quarter. Equity income increased due primarily to WAVE and to Worthington’s new Mexican joint venture Serviacero Worthington. WAVE continued to contribute the vast majority of equity earnings, which reached a new record in the quarter.

Transformation Plan

Initial cost reduction efforts, announced in the first quarter of fiscal 2008, have grown into a broader program called the Transformation Plan. The Transformation Plan includes a focus on cost reduction, margin expansion and organizational capability improvements as well as an effort to drive excellence in three core competencies: sales, operations and supply chain management. The program is comprehensive in scope and features aggressive diagnostic and planning initiatives in the Steel Processing and Metal Framing business segments. The goal of the Transformation Plan is to increase the company’s sustainable earnings potential over the next three years.

The initial cost reduction effort identified opportunities for $39 million in annual savings in overhead expense reduction, early retirement and plant closures, exclusive of the expenses related to achieving these savings. To date, $21.8 million of the $39.0 million in annual savings have been realized, of which $3.3 million was realized in the first quarter of fiscal 2009.

Restructuring charges associated with the Transformation Plan totaled $8.8 million in the first quarter of fiscal 2009. Additional charges are expected during the life of the plan including charges for professional fees, facility closures and relocation.

Other

Dividend Declared

On August 19, 2008, the board of directors declared a quarterly cash dividend of $0.17 per share payable September 29, 2008, to shareholders of record on September 15, 2008.

Announcements

On June 2, 2008, Worthington announced that its Worthington Integrated Building Systems subsidiary had acquired the assets of Sharon Stairs, a designer and manufacturer of steel egress stair systems for the commercial construction market. Sharon Stairs has experienced significant growth in recent years and ended 2007 with $32 million in sales. The acquisition offers additional growth opportunities, higher margin products and synergies with Worthington’s mid-rise product offerings.

On September 23, 2008, U.S. Steel and Worthington Industries announced a plan to expand their existing Worthington Specialty Processing joint venture. Under the terms of the agreement, U.S. Steel will contribute ProCoil Company LLC, its steel processing subsidiary in Canton, Michigan, and Worthington will contribute its steel processing subsidiary in Taylor, Michigan. The expanded joint venture is expected to achieve synergies that will allow the three merged entities to better serve the automotive and flat-rolled market. Worthington Industries will own 51% and U.S. Steel will own 49% of the new joint venture. Worthington will continue as managing partner.

Conference Call

Worthington will review first quarter results during its quarterly conference call tomorrow, September 24, 2008, at 8:30 a.m.. Eastern Daylight Time. Details regarding the conference call can be found on the company web site at www.WorthingtonIndustries.com

Corporate Profile

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs approximately 8,000 people and operates 68 manufacturing facilities in 11 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the company relating to future or expected growth, growth opportunities, performance, sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods, and the impact of pricing charges; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to acquisitions or to facility startups, dispositions, shutdowns and consolidations; new products, services and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from turnaround plans, plant closings, cost reduction efforts and other new initiatives; expectations for improvements in efficiencies or the supply chain; expectations for improving margins and increasing shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing; changes in product mix, product substitution and market acceptance of the company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; the ability to realize targeted expense reductions such as head count reductions, facility closures and other expense reductions; the ability to realize other cost savings and operational efficiencies and improvements on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties (including bankruptcy filings) of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company’s filings with the United States Securities and Exchange Commission.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended
	August 31,
	2008	2007
Net sales	$ 913,222	$ 758,955
Cost of goods sold	761,320	680,170
Gross margin	151,902	78,785
Selling, general and administrative expense	63,402	54,345
Restructuring charges	8,752	4,436
Operating income	79,748	20,004
Other income (expense):
Miscellaneous expense	(492)	(908)
Interest expense	(5,569)	(4,638)
Equity in net income of unconsolidated affiliates	25,010	14,985
Earnings before income taxes	98,697	29,443
Income tax expense	30,073	9,275
Net earnings	$ 68,624	$ 20,168

Average common shares outstanding - basic	79,017	84,063
Earnings per share - basic	$ 0.87	$ 0.24

Average common shares outstanding - diluted	79,498	85,001
Earnings per share - diluted	$ 0.86	$ 0.24

Common shares outstanding at end of period	78,785	81,034

Cash dividends declared per share	$ 0.17	$ 0.17

Reconciliation of net earnings to EBITDA
Net earnings	$ 68,624	$ 20,168
Interest expense	5,569	4,638
Income taxes	30,073	9,275
Depreciation & amortization	16,368	15,486
EBITDA	$ 120,634	$ 49,567

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	May 31,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$ 74,775	$ 73,772
Receivables, less allowances of $6,300 and $4,849 at August 31, 2008 and May 31, 2008
	378,645	384,354
Inventories:
Raw materials	377,421	350,256
Work in process	137,879	123,106
Finished products	154,681	119,599
Total inventories	669,981	592,961
Assets held for sale	1,092	1,132
Deferred income taxes	18,330	17,966
Prepaid expenses and other current assets	36,154	34,785
Total current assets	1,178,977	1,104,970

Investments in unconsolidated affiliates	130,040	119,808
Goodwill	201,333	183,523
Other assets	41,560	29,786
Property, plant & equipment, net	549,747	549,944
Total assets	$ 2,101,657	$ 1,988,031

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$ 360,515	$ 356,129
Notes payable	199,568	135,450
Accrued compensation, contributions to employee benefit plans and related taxes	55,742	59,619
Dividends payable	13,400	13,487
Other accrued items	74,278	68,545
Income taxes payable	42,104	31,665
Total current liabilities	745,607	664,895

Other liabilities	48,941	49,785
Long-term debt	245,400	245,000
Deferred income taxes	99,719	100,811
Total liabilities	1,139,667	1,060,491

Minority interest	38,851	42,163
Shareholders' equity	923,139	885,377
Total liabilities and shareholders' equity	$ 2,101,657	$ 1,988,031

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	August 31,
	2008	2007
Operating activities
Net earnings	$ 68,624	$ 20,168
Adjustments to reconcile net earnings to net cash provided by operating activities:

Depreciation and amortization	16,368	15,486
Provision for deferred income taxes	744	1,747
Equity in net income of unconsolidated affiliates, net of distributions	(10,510)	(285)
Minority interest in net income of consolidated subsidiaries	654	1,998
Net (gain) loss on sale of assets	(142)	2,392
Stock-based compensation	1,284	934
Excess tax benefits - stock-based compensation	(355)	(560)
Changes in assets and liabilities:
Accounts receivable	15,276	13,363
Inventories	(69,650)	2,703
Prepaid expenses and other current assets	(1,967)	1,718
Other assets	(1,830)	207
Accounts payable and accrued expenses	5,805	16,324
Other liabilities	(1,958)	(1,362)
Net cash provided by operating activities	22,343	74,833

Investing activities
Investment in property, plant and equipment, net	(14,784)	(16,505)
Acquisitions, net of cash acquired	(40,225)	-
Investment in unconsolidated affiliate	(288)	-
Proceeds from sale of assets	3,450	46
Sales of short-term investments	-	25,562
Net cash provided (used) by investing activities	(51,847)	9,103

Financing activities
Net proceeds from short-term borrowings	56,203	55,350
Principal payments on long-term debt	(248)	-
Proceeds from issuance of common shares	1,762	4,734
Excess tax benefits - stock-based compensation	355	560
Payments to minority interest	(1,680)	(2,400)
Repurchase of common shares	(12,402)	(87,310)
Dividends paid	(13,483)	(14,461)
Net cash provided (used) by financing activities	30,507	(43,527)

Increase in cash and cash equivalents	1,003	40,409
Cash and cash equivalents at beginning of period	73,772	38,277
Cash and cash equivalents at end of period	$ 74,775	$ 78,686

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended
	August 31,
	2008	2007
Volume:
Steel Processing (tons)	751	810
Metal Framing (tons)	153	174
Pressure Cylinders (units)	12,147	11,539

Net sales:
Steel Processing	$ 459,914	$ 355,854
Metal Framing	232,932	198,071
Pressure Cylinders	148,399	136,598
Other	71,977	68,432
Total net sales	$ 913,222	$ 758,955

Material cost:
Steel Processing	$ 330,926	$ 270,221
Metal Framing	152,794	145,501
Pressure Cylinders	69,960	64,278

Operating income (loss):
Steel Processing	$ 44,397	$ 9,979
Metal Framing	20,959	(8,003)
Pressure Cylinders	18,654	17,965
Other	(4,262)	63
Total operating income	$ 79,748	$ 20,004

The following provides detail of the restructuring charges included in the operating income by segment presented above.

	Three Months Ended
	August 31,
	2008	2007

Pre-tax restructuring charges by segment:
Steel Processing	$ 12	$ 1,201
Metal Framing	1,280	882
Pressure Cylinders	7	-
Other	7,453	2,353
Total restructuring charges	$ 8,752	$ 4,436

CONTACT:
Worthington Industries, Inc.
Media Contact:
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications
E-mail: cmlyttle@WorthingtonIndustries.com
or
Investor Contact:
Allison M. Sanders, 614-840-3133
Director, Investor Relations
E-mail: asanders@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com